Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Fiscal 2006 Results

KNOXVILLE, Tenn. – February 12, 2007 – Team Health Inc.’s parent company, Team Finance LLC (the “Company”), today announced results for the fiscal year and fourth quarter ended December 31, 2006.

On November 23, 2005, affiliates of The Blackstone Group (“Blackstone”) acquired a majority interest in Team Health Holdings, LLC, the parent of the Company, in a merger that was accounted for as a recapitalization (the “Transaction”). Team Health, Inc. (“Team Health”) is a wholly-owned subsidiary of the Company. The historical financial results of the Company and Team Health have been restated to give effect to the Transaction.

Net revenue less provision for uncollectibles (“revenue less provision”) for the fiscal year ended December 31, 2006 increased 9.0% to $1,106.5 million from $1,014.7 million in the prior year. Same contract revenue less provision for the year increased by 4.5% to $863.2 million from $826.0 million in 2005. Acquisitions and new sales, net of contracts that terminated in the period, contributed $34.6 million and $20.0 million of growth between years, respectively. Net earnings for 2006 were $16.5 million compared to $1.7 million in 2005. The financial results for the 2006 fiscal year reflect an impairment loss of $10.2 million to reduce the carrying value of goodwill and contract intangibles related to the Company’s anesthesia management business. Also included in the financial results for the 2006 and 2005 fiscal years were reductions of professional liability reserves related to prior years of $12.1 million and $7.6 million, respectively, resulting from the Company’s actuarial study completed in the first quarter of each calendar year. Fiscal 2005 results include $18.2 million of transaction costs and $25.3 million of costs realized upon the redemption of outstanding debt, primarily associated with the Transaction. In addition, approximately $3.7 million of stock option related costs associated with the Transaction were recognized in general and administrative costs in fiscal 2005.

Net revenue less provision in the fourth quarter of 2006 increased 16.0% to $288.7 million from $249.0 million in the corresponding period of 2005. Same contract revenue less provision for the quarter increased by 7.6% to $233.1 million from $216.6 million in the same period a year ago. The increase in the same contract revenue was driven by increases in billed patient volumes, estimated collections per visit and contract revenue between periods. Acquisitions and new sales, net of contracts that terminated in the period, contributed $15.4 million and $7.9 million of growth between quarters, respectively. Net earnings were $4.8 million in the fourth quarter of 2006, compared to net losses of $30.2 million in the fourth quarter of 2005. The loss in the fourth quarter of 2005 was primarily due to costs incurred in conjunction with the Transaction.

As of December 31, 2006, the Company had cash and cash equivalents of approximately $4.0 million and a revolving credit facility borrowing availability of $118.2 million (without giving effect to $7.8 million of undrawn letters of credit). During the 2006 fiscal year, the Company made scheduled debt payments of $4.3 million and utilized net borrowings of $1.5 million under the revolving credit facility, primarily to fund acquisitions during the period as well as for working capital purposes. As a result of these activities, the Company’s total outstanding debt as of December 31, 2006 was $642.6 million, including $6.8 million outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for 2006 was $49.6 million compared to $56.8 million in 2005. The reduction in operating cash flow between periods was primarily due to higher levels of interest expense, increased use of operating cash flows associated with professional liability programs, and an increased level of accounts receivable funding, partially offset by a reduction in taxes paid and the cash portion of the loss on the extinguishment of outstanding indebtedness associated with the Transaction.

After completing a strategic review of the anesthesia management services business, the Company determined it would exit this market. The evaluation was undertaken during the first quarter of 2007 following the loss of certain customers in 2006. During the review, the Company concluded that its existing business model of providing management services to independent physician groups was not viable and could not consistently meet growth targets. In conjunction with the decision to exit the anesthesia management business, the Company recorded an additional impairment loss of $0.7 million in the fourth quarter of 2006, in order to reduce the carrying value of the remaining intangible assets of the anesthesia operations. The total impairment loss in 2006 associated with the anesthesia operations was $10.2 million, including a $9.5 million loss recorded in the first quarter of 2006. The Company is working with its existing anesthesia customers to effect an orderly transition of existing management service functions to other providers. The Company anticipates recognizing approximately $1.3 million related to certain severance and other exit costs of the transition which is estimated to be completed by the end of the third quarter of 2007. Under the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company will continue to report the results of the anesthesia management operations as part of the continuing operations of the Company during the period in which it will continue to service its existing clients. Upon the cessation of all material services, the anesthesia division’s financial results will be reclassified to discontinued operations and all reported prior periods will be restated.

Lynn Massingale, M.D., Chief Executive Officer of Team Health, said, “In 2006 we continued to successfully execute our business strategy and position the Company for long-term growth. During the year, we improved and expanded our business by focusing on providing value added services to our clients and outstanding care to patients through our affiliated clinicians. In addition, many of the investments we made over the past several years in management resources and infrastructure development began to deliver tangible benefits in 2006. This is evidenced by the increase in the number of our new hospital relationships and continued favorable trends in our professional liability costs. In 2006, we were also able to affiliate with several innovative and high quality groups by making a number of selective and strategic acquisitions. These acquisitions are progressing smoothly and our integration efforts are ahead of schedule. During 2006 we also faced some challenges that impacted our business. Like many other healthcare providers we experienced an increase in the percentage of patients in need of care that do not have health insurance coverage. This trend resulted in an increased level of bad debt expense in 2006 and when coupled with billed patient volumes that were below our historical growth rates, reduced the growth rate in our same contract revenues for 2006 compared to prior periods. However, we are encouraged by some slight improvement in these trends during the fourth quarter of 2006.

“We are disappointed in the difficult decision to exit the anesthesia management services market. However, we concluded that our capital and managerial resources could be better deployed in other areas of our business that offer superior growth opportunities. We value the relationship we established with our existing clients in this market and are working towards ensuring a smooth transition of services during 2007.

“The Medicare physician fee schedule for 2007 was resolved in a favorable manner for Team Health as it was announced that there will be no change in the 2007 conversion factor. In addition, the value of several of the fee codes billed by emergency physicians saw a modest increase, which now project a slight increase in Medicare revenue in 2007, after the Company realized no increase in Medicare physician payments during 2006. We are also pleased to note that the final legislative solution addressing Medicare physician reimbursement in 2007 contained financial incentives to encourage and reward the providers that are able to track and report quality measures.

“Finally, we continue to monitor the many different proposals that have been put forth at both the federal and state levels to address the significant issue of providing health insurance to those that currently do not have coverage. As an organization that provides a significant amount of uncompensated care to these patients, we would welcome a solution to this national problem. However, it is important that any solution recognizes the economic realities of providing care to these patients. We will continue to work with our legislative contacts and others in the industry to work towards an equitable solution to this important issue.

“As we enter 2007 we are very pleased with the progress we continue to make as an organization in delivering high quality care to patients and ongoing value to our customers and affiliated physicians. We are excited about the future and look forward to continued improvement in these areas driven by our dedicated and focused employees and affiliated clinicians.”

About Team Health

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 5,600 healthcare professionals who provide emergency medicine, radiology, hospitalist, urgent care and pediatric staffing and management services to over 600 civilian and military hospitals, surgical centers and clinics in 45 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 11:00 a.m. Eastern Time on February 13, 2007. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 3:00 p.m. Eastern Time Tuesday, February 13, 2007, through midnight on Tuesday, February 20, 2007, by calling (800) 642-1687, access code 7656270.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Year ended December 31,
	2006	2005
	(In thousands)
Net revenues	$1,840,177	$1,613,358
Provision for uncollectibles	733,666	598,611

Net revenues less provision for uncollectibles	1,106,511	1,014,747
Cost of services rendered
Professional service expenses	834,511	753,176
Professional liability costs	37,644	40,383

Gross profit	234,356	221,188
General and administrative expenses	110,852	109,252
Management fee and other expenses	3,748	1,901
Impairment of intangibles	10,198	—
Depreciation and amortization	23,987	26,135
Interest expense, net	57,789	29,981
Loss on extinguishment of debt	—	25,340
Transaction costs	—	18,223

Earnings before income taxes	27,782	10,356
Provision for income taxes	11,317	8,645

Net earnings	$16,465	$1,711

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Team Finance LLC

Financial Highlights

(unaudited)

	For the three months ended
	December 31,
	2006	2005
	(In thousands)
Net revenue	$484,430	$403,265
Provision for uncollectibles	195,687	154,246

Net revenue less provision for uncollectibles	288,743	249,019
Cost of services rendered
Professional service expenses	219,115	192,807
Professional liability costs	13,148	8,900

Gross profit	56,480	47,312
General and administrative expenses	29,597	32,520
Loss on extinguishment of debt	—	23,938
Management fee and other expenses (income)	1,058	(215)
Impairment of intangibles	675	—
Depreciation and amortization	3,524	6,582
Transaction costs	—	16,976
Interest expense, net	14,694	9,456

Earnings (loss) before income taxes	6,932	(41,945)
Provision (benefit) for income taxes	2,102	(11,784)

Net earnings (loss)	$4,830	$(30,161)

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our liquidity and financial flexibility. EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net earnings (loss)	$4,830	$(30,161)	$16,465	$1,711
Interest expense, net	14,694	9,456	57,789	29,981
Provision (benefit) for income taxes	2,102	(11,784)	11,317	8,645
Depreciation and amortization	3,524	6,582	23,987	26,135

EBITDA	25,150	(25,907)	109,558	66,472
Impairment of intangibles(a)	675	—	10,198	—
Management fee and other expenses (income)(b)	1,058	(215)	3,748	1,901
Loss on extinguishment of debt (c)	—	23,938	—	25,340
Transaction costs(d)	—	16,976	—	18,223
Stock option expense(e)	—	3,432	—	3,937
Restricted unit expense(f)	140	—	617	—
Insurance subsidiary interest income	572	364	2.024	995
Key member life insurance settlement(g)	—	395	—	395
Severance and other charges	239	1,802	1,164	2,625

Adjusted EBITDA*	$27,834	$20,785	$127,309	$119,888

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments associated with prior years of $12,068 and $7,578 for the year ended December 31, 2006 and 2005, respectively.

(a)	Includes impairment of goodwill as well as contract intangibles.

(b)	Reflects management sponsor fees and loss on disposal of assets.

(c)	Reflects the recognition of deferred financing costs and bond repayment premiums on previously outstanding bank and bond borrowings.

(d)	Reflects costs related to the Transaction.

(e)	Reflects costs related to the recognition of expense in connection with previously outstanding stock options.

(f)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

(g)	Reflects costs incurred to terminate a life insurance program in conjunction with the Transaction.

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Team Finance LLC

Financial Highlights

	December 31, 2006	December 31, 2005
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$3,999	$10,644
Accounts receivable, net	207,031	180,407
Long-term debt, including current portion	642,550	645,300

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